Exhibit 10.8

Retirement Policy - Board of Directors


     Any person who was a non-employee director of the Company on June 26, 1997 with six or more years service as a director who retires from his directorship is compensated for a term of fifty percent of the years served by such director (but for not more than twelve years) through an annual payment equal to the base annual retainer fee paid to the Company's directors for the retiring director's last year of service.

     There is no minimum age for retirement of directors, but any retiring director must have served a minimum of three years to be eligible for retirement benefits.

     The mandatory retirement age for directors is 70.

     The Company maintains and pays for a medical policy for its former chairman who retired in 1995 after thirty years of service. No other directors are entitled to medical coverage or insurance upon retirement from the board.